EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 and S-8 (File Numbers: 333-136600, 333-199123,  333-187262, 333-225221, 333-230338, 333-233406 and 333-253391) of Dime Community Bancshares, Inc. of our report dated March 15, 2021 with respect to the consolidated financial statements of Dime Community Bancshares, Inc. and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Dime Community Bancshares, Inc. for the year ended December 31, 2020.

Crowe LLP

New York, New York
March 15, 2021